UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 28, 2005

PROTEIN DESIGN LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2005, Protein Design Labs, Inc., a Delaware corporation (“PDL”) and Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd (collectively, “Roche”) executed an Amended and Restated Co-Development and Commercialization Agreement and a Second Amended and Restated Worldwide Agreement (collectively, the “Agreements”).  The Agreements amended the Amended and Restated WORLDWIDE Agreement dated October 1, 2003 and the Co-Development and Commercialization Agreement dated September 14, 2004 between Roche and PDL (the “Prior Agreements”).

The Agreements expand the existing relationship between the parties to include the co-development and commercialization of daclizumab for organ transplant patients on longer term, maintenance therapy (“transplant maintenance”).  The Agreements provide that PDL will receive a $10 million upfront payment and may receive up to $145 million in development and commercialization milestone payments if the development of daclizumab in transplant maintenance is successful.  Roche and PDL will share global development costs equally.  PDL will have the option to co-promote daclizumab for transplant maintenance in the United States and will share in the profits in the United States, and PDL will receive royalties on net sales of the product in transplant maintenance outside the United States.

The Agreements also provide that PDL will not exercise its option to promote Zenapax for prevention of acute kidney transplant rejection, and PDL is no longer required to make a payment for such right that would otherwise be due in 2007.  The Agreements also amended the royalty obligations of Roche with respect to future sales of Zenapax in the existing transplant indication by including a revenue threshold below which royalties are not due. The other provisions of the Prior Agreements were not materially altered by the Agreements.

The press release announcing the transaction and containing a description of certain other terms of the Agreements is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

99.1	Press Release, issued by Protein Design Labs, Inc. on November 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 3, 2005

PROTEIN DESIGN LABS, INC.

		By:	/s/ Glen Y. Sato
Glen Y. Sato
Senior Vice President and
Chief Financial Officer